UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1
SCHEDULE TO
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
Chesapeake Energy Corporation
(Name of Subject Company and Filing Person (Issuer))
Class A Warrants to Purchase Common Stock
Class B Warrants to Purchase Common Stock
Class C Warrants to Purchase Common Stock
(Title of Class of Securities)
165167 164
165167 172
165167 180
(CUSIP Number of Class of Securities)
Mohit Singh
Executive Vice President and Chief Financial Officer
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)
Copies of communications to:
William N. Finnegan IV
Trevor Lavelle
Kevin M. Richardson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Tel: (713) 546-5400
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐
third-party tender offer subject to Rule 14d-1.

☒
issuer tender offer subject to Rule 13e-4.

☐
going-private transaction subject to Rule 13e-3.

☐
amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐
Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐
Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Amendment No. 1 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed by Chesapeake Energy Corporation, an Oklahoma corporation (the “Company,” “us” or “we”), with the Securities and Exchange Commission (the “SEC”) on August 18, 2022 (the “Schedule TO”) relating to the offers by the Company to the holders of all of our outstanding Class A warrants (the “Class A warrants”), Class B warrants (the “Class B warrants”) and Class C warrants (the “Class C warrants,” and together with the Class A warrants and Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), to exchange their warrants for the applicable consideration described in the Prospectus/Offers to Exchange (as defined below) (each, an “Offer” and collectively, the “Offers”).
Each Offer was made upon and subject to the terms and conditions set forth in the Prospectus/Offers to Exchange, dated August 18, 2022 (as amended, the “Prospectus/Offers to Exchange”) included in a registration statement on Form S-4 (Registration No. 333-266961) (the “Registration Statement”).
On August 31, 2022, the Company filed Amendment No. 1 to the Registration Statement with the SEC. The amendment updates the Prospectus/Offers to Exchange to include revised terms of the Offers. A copy of the amended Prospectus/Offers to Exchange is attached hereto as Exhibit (a)(1)(i).
The information set forth in the Prospectus/Offers to Exchange, as amended by Amendment No. 1 to the Registration Statement, are incorporated herein by reference in response to all the items of this Schedule TO. This Amendment should be read with the Schedule TO, the Prospectus/Offers to Exchange, the Letter of Transmittal and related documents.
Item 12.   Exhibits.
Exhibit No.	Description
(a)(l)(i)	Prospectus/Offers to Exchange (incorporated by reference to the Prospectus/Offers to Exchange that is included in the Registration Statement on Form S-4/A filed by the Company with the SEC on August 31, 2022).
(a)(1)(ii)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-4/A filed by the Company with the SEC on August 31, 2022).
(a)(1)(iii)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-4/A filed by the Company with the SEC on August 31, 2022).
(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4/A filed by the Company with the SEC on August 31, 2022).
(a)(1)(v)	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4/A filed by the Company with the SEC on August 31, 2022).
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Prospectus/Offers to Exchange (incorporated by reference to Exhibit (a)(1)(i)).
(a)(5)	Press Release, dated August 18, 2022 (incorporated by reference to Exhibit 99.1 to the Current Report on 8-K filed by the Company with the SEC on August 18, 2022).
(a)(6)	Press Release, dated August 31, 2022 (incorporated by reference to Exhibit 99.1 to the Current Report on 8-K filed by the Company with the SEC on August 31, 2022).
(b)	Not applicable.
(d)(i)	Second Amended and Restated Certificate of Incorporation of the Company, dated as of February 9, 2021 (incorporated herein by reference to Exhibit 3.1 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(iii)	Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).

Exhibit No.	Description
(d)(iv)	Fifth Amended Joint Plan of Reorganization of Chesapeake Energy Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Exhibit A of the Confirmation Order) (incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K filed on January 19, 2021 (File No. 001-13726)).
(d)(v)	Agreement and Plan of Merger, dated as of August 10, 2021, by and among Chesapeake Energy Corporation, Hannibal Merger Sub, Inc., Hannibal Merger Sub, LLC, Vine Energy Inc. and Vine Energy Holdings LLC (incorporated herein by reference to Exhibit 2.1 filed with the Current Report on Form 8-K filed on August 11, 2021 (File No. 001-13726)).
(d)(vi)	Certificate of Elimination of Series B Preferred Stock of Chesapeake Energy Corporation (incorporated herein by reference to Exhibit 3.3 filed with the Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-13726)).
(d)(vii)	Description of Securities (incorporated herein by reference to Form 8-A filed on February 9, 2021 (File No. 001-13726)).
(d)(viii)	Restructuring Support Agreement, dated June 28, 2020 (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on June 29, 2020 (File No. 001-13726)).
(d)(ix)	Backstop Commitment Agreement, dated June 28, 2020 (Exhibit 4 to the Restructuring Support Agreement) (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on June 29, 2020 (File No. 001-13726)).
(d)(x)	Credit Agreement, dated as of February 9, 2021, among Chesapeake Energy Corporation, as borrower, MUFG Union Bank, N.A., as administrative agent, and the lenders and other parties thereto (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xi)	Registration Rights Agreement, dated as of February 9, 2021, by and among Chesapeake Energy Corporation and the other parties signatory thereto (incorporated herein by reference to Exhibit 10.2 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xii)	Class A Warrant Agreement, dated as of February 9, 2021, between Chesapeake Energy Corporation and Equiniti Trust Company (incorporated herein by reference to Exhibit 10.3 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xiii)	Class B Warrant Agreement, dated as of February 9, 2021, between Chesapeake Energy Corporation and Equiniti Trust Company (incorporated herein by reference to Exhibit 10.4 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xiv)	Class C Warrant Agreement, dated as of February 9, 2021, between Chesapeake Energy Corporation and Equiniti Trust Company (incorporated herein by reference to Exhibit 10.5 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xv)	Form of Indemnity Agreement (incorporated herein by reference to Exhibit 10.6 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xvi)	Chesapeake Energy Corporation 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 filed with the Current Report on Form 8-K filed on February 9, 2021 (File No. 001-13726)).
(d)(xvii)	Purchase Agreement, dated as of February 2, 2021, by and among Chesapeake Escrow Issuer LLC, and Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, as representatives of the purchasers signatory thereto, with respect to 5.5% Senior Notes due 2026 and 5.875% Senior Notes due 2029 (incorporated herein by reference to Exhibit 10.10 filed with the Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-13726)).

Exhibit No.	Description
(d)(xviii)	Indenture dated as of February 5, 2021, among Chesapeake Escrow Issuer LLC, as issuer, the guarantors signatory thereto, and Deutsche Bank Trust Company Americas, as Trustee, with respect to 5.5% Senior Notes due 2026 and 5.875% Senior Notes due 2029 (incorporated herein by reference to Exhibit 10.11 filed with the Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-13726)).
(d)(xix)	Joinder Agreement, dated as of February 9, 2021, by and among Chesapeake Energy Corporation and the Guarantors party thereto, with respect to 5.5% Senior Notes due 2026 and 5.875% Senior Notes due 2029 (incorporated herein by reference to Exhibit 10.12 filed with the Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-13726)).
(d)(xx)	First Supplemental Indenture, dated as of February 9, 2021, by and among Chesapeake Energy Corporation, the Guarantors signatory thereto, and Deutsche Bank Trust Company Americas, as Trustee, with respect to 5.5% Senior Notes due 2026 and 5.875% Senior Notes due 2029 (incorporated herein by reference to Exhibit 10.13 filed with the Annual Report on Form 10-K filed on March 1, 2021 (File No. 001-13726)).
(d)(xxi)	Amendment to the Chesapeake Energy Corporation 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.3 filed with the Current Report on Form 8-K filed on April 27, 2021 (File No. 001-13726)).
(d)(xxiv)	Form of Incentive Agreement between Executive Vice President / Senior Vice President and Chesapeake Energy Corporation (incorporated herein by reference to Exhibit 10.14 filed with the Amendment to Annual Report on Form 10-K filed on April 27, 2021 (File No. 001-13726)).
(d)(xxv)	Form of Executive/Employee Restricted Stock Unit Award Agreement for 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.18 filed with the Annual Report on Form 10-K filed on February 24, 2022 (File No. 001-13726)).
(d)(xxvi)	Form of Non-Employee Director Restricted Stock Unit Award Agreement for 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.9 filed with the Quarterly Report on Form 10-Q filed on May 13, 2021 (File No. 001-13726)).
(d)(xxvii)	First Amendment dated June 11, 2021 to the Credit Agreement, dated as of February 9, 2021, among Chesapeake Energy Corporation, as borrower, MUFG Union Bank, N.A., as administrative agent, and the lenders and other parties thereto (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on June 14, 2021 (File No. 001-13726)).
(d)(xxviii)	Form of Performance Share Unit Award (Absolute TSR) for 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 filed with the Quarterly Report on Form 10-Q filed on August 10, 2021 (File No. 001-13726)).
(d)(xxix)	Form of Performance Share Unit Award (Relative TSR) for 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.11 filed with the Quarterly Report on Form 10-Q filed on August 10, 2021 (File No. 001-13726)).
(d)(xxx)	Registration Rights Agreement, dated as of August 10, 2021, by and among Chesapeake Energy Corporation, Brix Investment LLC, Brix Investment II LLC, Harvest Investment LLC, Harvest Investment II LLC, Vine Investment LLC and Vine Investment II LLC (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on August 11, 2021 (File No. 001-13726)).
(d)(xxxi)	Merger Support Agreement, dater as of August 10, 2021, by and among Chesapeake Energy Corporation, Hannibal merger Sub, Inc., Hannibal Merger Sub, LLC, Vine Energy, Inc. and the stockholders of Vine Energy Inc. listed thereto (incorporated herein by reference to Exhibit 10.2 filed with the Current Report on Form 8-K filed on August 11, 2021 (File No. 001-13726)).

Exhibit No.	Description
(d)(xxxii)	Chesapeake Energy Corporation Executive Severance Plan (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on October 12, 2021 (File No. 001-13726)).
(d)(xxxiii)	Form of Participation Agreement pursuant to Chesapeake Energy Corporation Executive Severance Plan (incorporated herein by reference to Exhibit 10.2 filed with the Current Report on Form 8-K filed on October 12, 2021 (File No. 001-13726)).
(d)(xxxiv)	Executive Chairman Agreement by and between Michael Wichterich and Chesapeake Energy Corporation, dated October 11, 2021 (incorporated herein by reference to Exhibit 10.4 filed with the Current Report on Form 8-K filed on October 12, 2021 (File No. 001-13726)).
(d)(xxxv)	Second Amendment to the Chesapeake Energy Corporation 2021 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.3 filed with the Current Report on Form 8-K filed on October 12, 2021 (File No. 001-13726)).
(d)(xxxvi)	Second Amendment to Credit Agreement, dated as of October 29, 2021, among Chesapeake Energy Corporation, as borrower, MUFG Bank, Ltd, as administrative agent, MUFG Union Bank, N.A., as collateral agent, and the lenders and other parties party thereto (incorporated herein by reference to Exhibit 10.18 filed with the Quarterly Report on Form 10-Q filed on November 2, 2021 (File No. 001-13726)).
(d)(xxxvii)	Supplemental Indenture, dated as of November 2, 2021, by and among Chesapeake Energy Corporation, the guarantors party thereto and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 filed with the Current Report on Form 8-K filed on November 2, 2021 (File No. 001-13726)).
(d)(xxxviii)	Supplemental Indenture, dated as of November 2, 2021, by and among Chesapeake Energy Corporation, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee (incorporated herein by reference to Exhibit 4.2 filed with the Current Report on Form 8-K filed on November 2, 2021 (File No. 001-13726)).
(d)(xxxix)	Partnership Interest Purchase Agreement by and among The Jan & Trevor Rees-Jones Revocable Trust, Rees-Jones Family Holdings, LP, Chief E&D Participants, LP, and Chief E&D (GP) LLC (collectively, as Sellers) and Chesapeake Energy Corporation and its affiliates, dated as of January 24, 2022 (incorporated herein by reference to Exhibit 10.36 filed with the Annual Report on Form 10-K filed on February 24, 2022 (File No. 001-13726)).
(d)(xl)	Membership Interest Purchase Agreement by and among Radler 2000 Limited Partnership and Tug Hill, Inc., together as Sellers, and Chesapeake Energy Corporation and its affiliates, dated as of January 24, 2022 (incorporated herein by reference to Exhibit 10.37 filed with the Annual Report on Form 10-K filed on February 24, 2022 (File No. 001-13726)).
(d)(xli)	Membership Interest Purchase Agreement by and among Radler 2000 Limited Partnership and Tug Hill, Inc., together as Sellers, and Chesapeake Energy Corporation and its affiliates, dated as of January 24, 2022 (incorporated herein by reference to Exhibit 10.38 filed with the Annual Report on Form 10-K filed on February 24, 2022 (File No. 001-13726)).
(d)(xlii)	Registration Rights Agreement, dated March 9, 2022, by and among Chesapeake Energy Corporation and The Jan & Trevor Rees-Jones Revocable Trust, Rees-Jones Family Holdings, LP, Chief E&D Participants, LP and Chief E&D (GP) LLC (incorporated herein by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on March 9, 2022 (File No. 001-13726)).
(d)(xliii)	Registration Rights Agreement, dated March 9, 2022, by and among Chesapeake Energy Corporation and Radler 2000 Limited Partnership (incorporated herein by reference to Exhibit 10.2 filed with the Current Report on Form 8-K filed on March 9, 2022 (File No. 001-13726)).
(g)	Not applicable

Exhibit No.	Description
(h)	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form S-4 filed by the Company with the SEC on August 18, 2022)
107*	Calculation of Filing Fee Tables

*
Previously filed

Item 13.   Information Required By Schedule 13E-3.
Not applicable.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
CHESAPEAKE ENERGY CORPORATION
By:
/s/ Benjamin E. Russ

Benjamin E. Russ
Executive Vice President, General Counsel and Corporate Secretary
Dated: August 31, 2022